                                                  Rule 424(b)(3)
                                                  File No. 333-58723

Pricing Supplement No. 18                         Dated: April 1, 1999
(To Prospectus dated July 17, 1998
Prospectus Supplement dated August 28, 1998)


U.S.$5,000,000,000

Heller Financial, Inc.

Medium-Term Notes, Series I

(Registered Notes- Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $60,000,000            Issue Price: 100.00%

Original Issue Date: April 7, 1999       Stated Maturity Date: April 6, 2001

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate: [] Commercial Paper Rate [] LIBOR [] Treasury Rate
           [X] Federal Funds Rate [] Prime Rate [] Other:

Interest Reset Period: Daily using previous day Fed Funds

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
Daily using previous day Fed Funds up to but excluding the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 6th day of January, April, July and October, beginning July 6, 1999 up to and including the Stated Maturity Date.

Interest Determination Date(s): Daily Fed Funds - previous day Fed Funds

Initial Interest Rate: To be determined

Index Maturity: Daily Fed Funds - previous day Fed Funds

Day Count Convention: Act/360

Maximum Interest Rate: N/A               Minimum Interest Rate: N/A

Spread (+/-): +.34%                      Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by   % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .094%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 18
                       UNDER MTN-SERIES I PROGRAM: $1,322,000,000.00
                   b)  CUSIP #42333HLC4

Agent: Merrill Lynch & Co.
       250 Vesey Street
       New York, NY 10281